Exhibit 99.4
CONSENT OF BEAR, STEARNS & CO. INC.
     We hereby consent to (i) the inclusion of our opinion letter, dated December 8, 2005, to the Board of Directors of Valor Communications Group, Inc. (the “Company”) as Annex D-2 to the proxy statement/prospectus-information statement included in the Amendment No. 2 to the Registration Statement on Form S-4 of the Company filed on May 2, 2006 (the “Registration Statement”) relating to the merger of Alltel Holding Corp. with and into the Company, and (ii) all references to Bear, Stearns & Co. Inc. in the sections captioned “Summary — Opinion of Financial Advisors,” “The Transactions — Background of the Merger” and “The Transactions — Opinion of Valor’s Financial Advisor — Bear Stearns” of the proxy statement/prospectus-information statement which forms a part of the Registration Statement.
     Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement/prospectus-information statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

BEAR, STEARNS & CO. INC.
By:	/s/ Fred J. Turpin Jr.
Senior Managing Director

New York, New York
May 2, 2006